Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM CONFIRMS NEW FIELD DISCOVERY

Credo Holds An 85% Working Interest

DENVER, COLORADO, May 14, 2009 — Credo Petroleum Corporation (NASDAQ:  CRED) today reported that it has confirmed a previously announced new field discovery and that additional drilling is scheduled.

The prospect, consisting of 1,400 gross acres, was identified using subsurface geology and 3 D seismic.  The new field has produced about 40,000 barrels of oil since coming on line in mid-January.  Credo owns an 85% working interest.

James T. Huffman, CEO, stated, “This outstanding discovery, where Credo owns the vast majority of the interest, will have significant positive impact on Credo’s production, cash flow, and reserves.  Detailed information regarding the field is not yet being released for proprietary business reasons.

“In addition to the intervals that are currently producing, there is significant productive sand behind pipe in one well which will be opened at a later date.  After primary recovery, the field is an excellent candidate for waterflooding which can be expected to recover reserves equal to about 50% of primary recovery.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol

“CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.